Exhibit 99.1

News Bulletin

For Further Information:
2200 West Parkway Boulevard	Richard R. Putnam
Salt Lake City, Utah 84119-2331	Investor Relations
www.franklincovey.com	(801) 817-1776

FRANKLINCOVEY ANNOUNCES
$10 MILLION REDEMPTION OF PREFERRED STOCK
SEEKS EXTENSION OF REDEMPTION PERIOD

Salt Lake City, Utah - October 21, 2005 - FranklinCovey (NYSE: FC) today announced that it has given shareholders of its Series A Preferred Stock notice of redemption for $10 million of the current outstanding preferred stock. The required 15 business day notice given today for shareholders of record as of today will provide for a $25 per share redemption of preferred stock on November 11, 2005 on a prorata basis.

The Company also announced that it intends to seek shareholder approval to amend its articles of incorporation to extend the period during which it has the right to redeem the outstanding preferred stock at $25 per share. The amendment would extend the current redemption deadline from March 8, 2006 to December 31, 2006. It would also provide for the right to extend the redemption period for an additional year to December 31, 2007, if another $10 million is redeemed before December 31, 2006. Knowledge Capital, an entity which currently holds in excess of 90% of the preferred stock outstanding and has approximately 21% of the common stock voting on an as-converted basis, has signed a voting agreement to vote in favor of the proposal to extend the redemption period. There are approximately 2.3 million shares of the Series A Preferred Stock currently outstanding.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 100 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including general economic conditions, shareholder approval of the extension proposal and other factors identified and discussed in the Company’s 2004 10-K report and subsequent 8-K and 10-Q reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.